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                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made this 19th day of July, 1999 between California Independent Bancorp ("BANCORP") and Feather River State Bank ("BANK") (collectively referred to as the "COMPANY"), on one hand, and Larry D. Hartwig (the "EXECUTIVE"), on the other hand.

                  WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Executive as the President and Chief Executive Officer of the Company and to set forth certain additional agreements between the Executive and the Company;

                  NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

         Term.

                  The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for an initial term of three (3) years (the "Initial Term"), commencing on the date hereof (the "Effective Date"). Effective as of the expiration of the Initial Term and as of each anniversary date thereof, the term of this Agreement shall be extended for an additional one-year period unless, not later than forty-five days prior to each such respective date, either party hereto shall have given notice to the other that the term shall not be so extended. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, as provided in
Section 4 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the "Term". The period of time between the Effective Date and the termination of the Executive's employment hereunder shall be referred to herein as the "Employment Period."

         Employment.

Positions and Reporting. The Company hereby employs the Executive for the Employment Period as its Chief Executive Officer and President. During the Employment Period, the Executive shall report directly to the Board of Directors of Bank and Bancorp (the "Board").

Authority and Duties. The Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with the Executive's positions, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the bylaws of the Company. During the Employment Period, the Executive shall devote full business time, skill and efforts to the business of the Company. Notwithstanding the foregoing, the Executive may (i) make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board, serve on the boards of directors of other corporations.

                  Bank and Bancorp shall make Executive a director of Bank, Bancorp and any subsidiaries of Bank and Bancorp contemporaneously with the execution of this Agreement. As Bank and Bancorp desire that Executive continue to serve as a director, each shall use its reasonable best efforts to cause Executive to be elected a director at any meeting of the Boards or of the shareholders held for the purpose of electing directors during the Term, and shall use their reasonable best efforts to insure that Executive remains a director of each subsidiary, including such subsidiaries as may from time to time come into existence after the date hereof. The Executive shall not be entitled to receive any additional compensation (excluding the payment or reimbursement of any expenses incurred by the Executive) for his services as a director of any of the above entities.

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         Compensation and Benefits.

Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $180,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company (the "Base Salary"). Such Base Salary shall be subject to review each year for possible increase by the Board in its sole discretion, but shall in no event be decreased from the levels set forth above during the Initial Term, or from its then-existing level during the Employment Period. Notwithstanding that the Initial Term of this Agreement commences as of July 19, 1999, the first consideration of an increase in base salary shall occur before the end of calendar year 1999 for possible implementation as of January 1, 2000.

Annual Bonus. The Executive shall earn bonus amounts in the form of cash and stock awards based upon the satisfaction of performance criteria that will be established by the Board of Directors of the Company in its discretion and upon negotiation with the Executive at the beginning of each year, subject to the approval of the Board. Performance criteria will include corporate performance goals consistent with the Company's business plan for the year, as established by the Company's management and subject to the review and approval of the Board of Directors. The final determinations as to the actual corporate and individual performance against the pre-established goals and objectives shall be made by the Board of Directors in its sole discretion. The amount of the bonus shall be based upon a stair step formula, where the bonus for achieving 100% of the performance goals would be a payment of 30% of the Executive's annual base salary (the "Target") (e.g. the Company would pay the Executive 50% of the Target for 90% achievement of the performance goals and 110% of the Target for 108% of the performance goals). Executive's bonus shall be paid in one lump sum to Executive at such time as other executive bonuses are paid.

Other Benefits. During the Employment Period, the Executive shall receive such life insurance, disability insurance, pension, health insurance, holiday, vacation and sick pay benefits and other benefits which the Company extends, as a matter of policy, to its executive employees and, except as otherwise provided herein, shall be entitled to participate in all deferred compensation and other incentive plans of the Company, including the Feather River State Bank Employee Stock Ownership Plan, on the same basis as other like employees of the Company. Without limiting the generality of the foregoing, the Executive shall be entitled to four (4) weeks vacation during each year of the Employment Period, which shall be scheduled in the Executive's discretion, subject to and taking into account applicable banking laws and regulations. Unused vacation may be accrued up to a maximum of six (6) weeks of unused vacation, and thereafter the Executive shall cease to accrue vacation thereafter until used.

Insurance Policies. The Company shall maintain for Executive a separate term life insurance policy (such policy to be designated by the Executive) in the amount of at least $400,000 on the life of the Executive, over and above the standard group insurance benefits provided by the Company to be maintained in force during the Term of the Agreement, the beneficiary of which shall be designated by the Executive. The Company acknowledges that such term life insurance policy is currently owned by the Executive and shall continue to be owned by the Executive during and after the Executive's employment hereunder. In addition, the Company shall maintain for the Executive during the Term of the Agreement a separate non-cancelable disability insurance, it being understood and agreed that such policy shall have terms and conditions, and be issued by an insurer, satisfactory to the Executive.

Business Expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with the Company's policies and standards of similar or comparable companies.

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Car Allowance. The Company shall provide the Executive with a purchased or leased automobile or pay to Executive as an automobile allowance the sum of $700 per month during the Employment Period, and, in addition, the Company shall pay all reasonable operating expenses with regard to such automobile and shall procure and maintain in force at Company's expense an insurance policy on such automobile which shall include collision, comprehensive medical payments and liability coverage with the limits mutually agreed to by the Company and the Executive.

Club Membership. The Company shall provide the use of a country club membership to the Executive for the promotion of the Company's business. The Company shall be responsible for all costs related to such membership to the extent such costs are business related (without regard, however, to whether such costs are deductible for income tax purposes). If the Company is incapable of holding such membership in corporate name, the Company shall provide to the Executive funds necessary to acquire such membership. Executive shall be entitled to use of such membership during the Term of this Agreement. During the Term of this Agreement, Executive shall be entitled to purchase such membership interest from the Company at a purchase price equal to the then fair market value of such membership.

Moving Expenses. The Company shall pay to Executive all out of pocket moving costs, including temporary living expenses for a period of up to 120 days and any expenses incurred by the Executive in connection with the sale of his principal residence, in connection with Executive's relocation to a location in closer proximity to the Company.

Stock Options. Concurrently with the execution of this Agreement, the Company and Executive will enter into a Stock Option Agreement, which shall be in the form of Exhibit A attached hereto (subject to such changes as the parties shall agree to after good faith negotiations during the thirty-day period immediately following the execution hereof), pursuant to which the Company shall grant to the Employee the option to purchase up to 90,000 shares of common stock of Bancorp on the terms and conditions set forth therein. The Stock Option Agreement shall provide that the per-share exercise price of such stock options shall be the closing price per share of Bancorp's common stock on the applicable vesting date. The Stock Option Agreement shall further provide that such stock options shall vest and become exercisable in the following increments and at the following times: (i) 55.555555% of the options (entitling the Executive to purchase 50,000 shares of Bancorp's common stock) shall vest and become exercisable upon execution of this Agreement; (ii) 22.222222% of the options (entitling the Executive to purchase 20,000 shares of Bancorp's common stock) shall vest and become exercisable on the day immediately preceding the first anniversary of the date of this Agreement; and (iii) 22.222222% of the options (entitling the Executive to purchase 20,000 shares of Bancorp's common stock) shall vest and become exercisable on the day immediately preceding the second anniversary of the date of this Agreement. Additionally, the Board of Directors shall annually consider the grant to Executive of additional amounts of stock options; provided, however, that this Agreement shall not obligate the Company to issue any options to the Executive except as set forth in Exhibit A.

Salary Continuation. The Company and Executive shall enter into a Salary Continuation Agreement which shall provide that if Executive continues to be employed by the Company at least until he reaches age 65, upon retirement the Executive will receive an annual payment of $75,000 per year for 15 years following such retirement. The Executive will be vested for the accrual amount each year and will become vested in the amount of each additional year's accrual until he becomes 100% vested. The Executive shall be entitled to the entire amount vested upon the termination of this Agreement. In the event of a Change of Control, the Executive will become fully vested and, if the Agreement is terminated within 12 months of the Change of Control, the Executive will be entitled to the full amount of the Salary Continuation Agreement.

         Termination of Employment.

Termination for Cause. The Company may terminate the Executive's employment hereunder for cause.

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For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 4(c) hereof, the Company shall have "cause" to terminate the Executive's employment hereunder if Executive shall commit any of the following:

         the Executive has willfully and materially breached a material provision of this Agreement, and, if such breach is curable, it has not been cured or reasonably commenced being cured within 30 days after written notice from the Company;
         the Executive is convicted of or pleads guilty to a felony involving financial misconduct or moral turpitude.

Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in
Section 4(c) hereof, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

    a diminution during the Employment Period in the Executive's title, duties or responsibilities as set forth in Section 2 hereof;
    a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;
    a material breach by the Company of any material terms of this Agreement; or a Change of Control (as defined); provided, however, it shall only constitute "good reason" if the Executive terminates this Agreement within 12 months of the Change in Control; or
    the relocation of the Executive's principal place of employment to any location more than 50 miles from the Company's present principal place of business.

Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Executive's employment for "cause" and the Executive's right to terminate his employment for "good reason" that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed 30 days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Company if the Executive shall be subject to a "permanent disability" as such term is defined in the disability insurance purchased by the Company pursuant to Section 3(d) ("Disability"). If the Employment Period is terminated by reason of Disability of the Executive, the Company shall give 30-days' advance written notice to that effect to the Executive.

Definition of Change in Control. A "Change in Control" shall be deemed to have taken place if:

         there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property (other than a consolidation or merger of the Company in which the holders of the Company's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock) or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or
         any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall, after the date hereof, become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of

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securities of the Company representing 30% or more of the voting power of all of the then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or
         individuals who as of the date hereof constitute the entire Board and any new directors whose election by the Company's shareholders, or whose nomination for election by the Company's board, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved (the "Continuing Directors") shall cease for any reason to constitute a majority of the members of the Board.
         Consequences of Termination.

Termination Without Cause or for Good Reason. In the event of termination of the Executive's employment hereunder by the Company without "cause" (other than upon death or Disability) or by the Executive for "good reason" (each as defined in
Section 4 hereof), the Executive shall be entitled to the following severance pay and benefits:

         Severance Pay - a lump sum amount equal to twenty-four (24) months of the Executive's annual Base Salary; provided, however, in the event the Agreement is terminated either by the Company or the Executive following a Change in Control, the Executive shall be entitled to receive two and one half (2 1/2) times the highest annual compensation amount paid to the Executive within the three years preceding the Change in Control;

         Club and Car Allowance - continuation of the monthly car allowance and club membership and related expenses set forth in Section 3 for a period of twelve consecutive calendar months commencing on the first month following the effective date of termination, including any period of time between the effective date of termination and the first day of the first calendar month following such effective date; and
         Benefits Continuation - continuation for 30 months (the "Severance Period") of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination with the Company continuing to pay its share of premiums and associated costs as if Executive continued in the employ of the Company; provided, however, that the Company's obligation to provide such coverages shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period. The Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) (the "Code"). In addition, the Executive shall be entitled to continued coverage under the Company's medical benefit plans pursuant to the terms of COBRA, provided that for the Severance Period, such coverage will be at no cost to the Executive.

Termination Upon Disability. In the event of termination of the Executive's employment hereunder by the Company on account of Disability, the Executive shall be entitled to the following severance pay and benefits:
         Severance Pay - severance payments in the form of continuation of the Executive's Base Salary as in effect immediately prior to such termination for a period of 6 months following the first date of Disability; and
         Benefits Continuation - the same benefits as provided in Section 5(a)(ii) and (iii) above, to be provided during the Employment Period while the Executive is suffering from Disability and for a period of 6 months following the effective date of termination of employment by reason of Disability.

Termination Upon Death. In the event of termination of the Executive's employment hereunder on account of the Executive's death, the Executive's heirs, estate or personal representatives under law, as applicable, shall be entitled to the payment of the Executive's Base Salary as in effect immediately prior to death for a period of not less than two calendar months in addition to the payment of benefits pursuant to the Executive's life insurance policies, as provided for in Section 3(c) and (d) above. The Executive's beneficiary or estate shall not be required to remit to the Company any payments received pursuant to

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any life insurance policy purchased pursuant to Section 3(c) above.

Accrued Rights. Notwithstanding the foregoing provisions of this Section 5, in the event of termination of the Executive's employment hereunder for any reason, the Executive shall be entitled to payment of any unpaid portion of his Base Salary through the effective date of termination, and payment of any accrued but unpaid rights solely in accordance with the terms of any incentive bonus or employee benefit plan or program of the Company.

Conditions to Severance Benefits. (i) The Company shall have the right to seek repayment of the severance payments and benefits provided by this Section 5 in the event that the Executive fails to honor in accordance with their terms the provisions of Section 6 hereof. For purposes only of this Section, Executive shall be treated as having failed to honor the provisions of Section 6 hereof only upon the vote of two-thirds of the Board following notice of the alleged failure by the Company to the Executive, an opportunity for the Executive to cure the alleged failure for a period of 30 days from the date of such notice and the Executive's opportunity to be heard on the issue by the Board.

         Confidentiality. The Executive agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Company (including customer lists), its manner of operation, its plans or other material data (the "Business"). The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of the Executive's duties to the Company based on his good faith belief that such a disclosure is in the best interests of Company; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by the Company to third parties in the ordinary course of business; (iv) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.
         Breach of Restrictive Covenants. The parties agree that a breach or violation of Section 6 hereof will result in immediate and irreparable injury and harm to the innocent party, and that such innocent party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.
         Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Company, to:

                                    California Independent Bancorp
                                    1227 Bridge Street, Suite C
                                    Yuba City, CA  95991
                                    Attn: Chairman of the Board of Directors of California Independent Bancorp

                           If to the Executive, to:

                                    Larry D. Hartwig
                                    3603 E. Mandeville Place
                                    Orange, California  92867

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or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

         Arbitration. Except as provided in Section 7 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

         Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

         Withholding of Taxes. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         Excise Tax Provision. Notwithstanding anything elsewhere in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments or benefits which the Executive has the right to receive from the Company (or its affiliated companies), would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the parties agrees that the payments or benefits provided to the Executive pursuant to this Agreement shall be reduced (in each case, in such manner as the Executive in his sole discretion shall determine) so that the present value of the total amount received by the Executive that would constitute a "parachute payment" will be one dollar ($1.00) less than three (3) times the Executive's base amount (as defined in Section 280G of the Code) and so that no portion of the payments or benefits received by the Executive would be subject to the excise tax imposed by
Section 4999 of the Code.

         Indemnification. To the fullest extent permitted by law, the Company shall pay as and when incurred all expenses, including legal and attorney costs, incurred by, or shall satisfy as and when entered or levied a judgement or fine rendered or levied against, Executive in an action brought by a third party against Executive (whether or not the Company is joined as a party defendant) to impose a liability or penalty on Executive for an act alleged to have been committed by Executive while an officer of the Company; provided, that Executive was acting in good faith, within what Executive reasonably believed to be the scope of Executive's employment or authority and for a purpose which the Executive reasonably believed to be in the best interests of the Company or the Company's shareholders, and in the case of a criminal proceeding, that the Executive had no reasonable cause to believe that Executive's conduct was unlawful. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. All rights hereunder are limited by any applicable state or Federal laws.

         Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         Payment. All amounts payable by the Company to the Executive under this Agreement shall be paid promptly on the dates required for such payment in this Agreement without notice or demand. Any salary, benefits or other amounts paid or to be paid to Executive or provided to or in respect of the Executive pursuant to this Agreement shall not be reduced by amounts owing from Executive to the

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Company.
         Expenses. The Company shall pay or reimburse the Executive for all legal fees and expenses incurred by him in the drafting, review and negotiation of this Agreement.

         Authority. Each of the parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement.

         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

         Entire Agreement. This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

                                      *   *   *

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          CALIFORNIA INDEPENDENT BANCORP

                                          By:      ____________________________
                                          Name:    ____________________________
                                          Title:   ____________________________

                                          FEATHER RIVER STATE BANK

                                          By:      ____________________________
                                          Name:    ____________________________
                                          Title:   ____________________________




                                          -------------------------------------
                                          Larry D. Hartwig

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